FOR NEWS RELEASE

Sound Community Bank Completes Acquisition of Three Columbia Bank Branches on the Olympic Peninsula

SEATTLE, Wash., August 25, 2014  --  Sound Community Bank (the Bank) (NASDAQ: SFBC) today announced the completed acquisition of three Columbia Bank branches on the North Olympic Peninsula.  Sound Community Bank now offers banking services in Port Ludlow and expands its market share in Sequim and Port Angeles.  The Port Ludlow branch marks the Bank's first presence in Jefferson County.  Sound Community Bank received approximately $22.2 million of deposits and $1 million of loans from the transaction.  Sound Community Bank paid Columbia Bank a 2.35% total deposit premium.
Sound Community Bank now has six retail offices, the virtual "EZ Branch" and one loan production office.  In Port Angeles, Sound Community Bank will operate the current Columbia Bank branch as Sound Community Bank until Monday, November 10.  It will then consolidate into the existing Sound Community Bank branch 8 blocks east at 110 N. Alder St.  In Sequim, the Bank operates at its new location at 645 West Washington St. immediately and will permanently close the original branch at 541 N. 5th Ave. at the close of business Friday, September 12.  There is no location change in Port Ludlow and this branch will begin Saturday hours, 9:30 AM to 1 PM, Saturday, October 4.
Laurie Stewart, President and Chief Executive Officer of Sound Community Bank said, "We are delighted to welcome the clients and employees of Columbia Bank. The acquisition of these Columbia Bank branches helps us expand our market share and our community impact on the Peninsula.  We are pleased to offer our great products and services along with our expert client service to the residents of Clallam and Jefferson Counties."
Sound Community Bank is a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish, Jefferson and Clallam Counties and on the web at www.soundcb.com. Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc.

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